CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	Cooper Tire	December 8, 2011
(419) 423-1321
cwschneekloth@coopertire.com

Cooper Tire Acquires Assets of Serbian Plant

FINDLAY, OHIO, DECEMBER 8, 2011 – COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced today it has signed an agreement to acquire the assets of an existing tire plant in Kruševac, Serbia.  Located approximately 200 kilometers south of the Serbian capital of Belgrade, Kruševac provides an excellent location to supply tires to the European and Russian markets.

The new wholly-owned subsidiary, which will be known as Cooper Tire Serbia will complement Cooper's well-established European operations and product offerings, including the high performance tires manufactured at the Company's Melksham, England, facility.  It is a logical next step in the high quality, cost-effective manufacturing footprint underpinning Cooper's strategy of profitable top-line growth.

Including an initial investment of approximately €13 million and with the Serbian government supporting the project in several ways, the Company plans to invest over €50 million in the operations over the next three years. The support from the Serbian government could total a possible €10 million if certain goals are achieved.  Hal Miller, President of Cooper's International Tire Segment, said, "The Serbian government is very supportive of this transaction and promoted the benefits of the location, the labor force and the competiveness in the region.  As a global tire company, developing this well-situated source of quality supply will benefit customers, employees and our shareholders. We are extremely excited about the momentum we are building and the role this operation will play in our future."

In addressing the timetable for the new operations, Julian Baldwin, Vice President and Managing Director of Cooper European Operations, commented, "We look forward to working with the experienced local work force in preparing to produce tires in Krusevac.  The plant will initially employ 400, with plans to grow to a production capacity of three million tires with 600 to 700 employees within three years.  There is room for even greater capacity with further investment in the business."

The transaction is expected to close during the first quarter of 2012 and is subject to regulatory approvals, confirmatory due diligence and other conditions.

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 10 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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